Exhibit 3.196

PLAN OF CONVERSION

OF

HMA FENTRESS COUNTY GENERAL HOSPITAL, INC.

This Plan of Conversion (the “Plan”) is made pursuant to Section 48-21-111 of the Tennessee Business Corporation Act and Section 48-249-703 of the Tennessee Revised Limited Liability Company Act to convert HMA FENTRESS COUNTY GENERAL HOSPITAL, INC., a Tennessee corporation (the “Converting Entity”) to a Tennessee limited liability company under the name “HMA FENTRESS COUNTY GENERAL HOSPITAL, LLC” (the “Converted Entity”), and shall be effective only upon its due approval and authorization by the unanimous written consent of the holders of all outstanding shares of the capital stock of the Converting Entity.

1.	The name of the Converting Entity is HMA Fentress County General Hospital, Inc., a Tennessee corporation, and the name of the Converted Entity is HMA Fentress County General Hospital, LLC, a Tennessee limited liability company.

2.	All of the issued and outstanding shares of the Converting Entity are owned by Health Management Associates, Inc. and represent a 100% ownership interest in the Converting Entity. Upon the filing of the Articles of Conversion for the Converting Entity, such 100% ownership of the Converting Entity by Health Management Associates, Inc. shall be shall be converted into a 100% membership interest in the Converted Entity.

3.	Subject to the approval and adoption of this Plan by the shareholders and Board of Directors of the Converting Entity, the conversion will become effective upon the filing of the Articles of Conversion with the Tennessee Secretary of State.

4.	A true and correct copy of the Articles of Organization of the Converted Entity is attached hereto as Exhibit A.

5.	Notification of the approval of the conversion will be deemed to be execution of the Operating Agreement by the members of the Converted Entity.

EXHIBIT A

ARTICLES OF ORGANIZATION

OF

HMA FENTRESS COUNTY GENERAL HOSPITAL, LLC

State of Tennessee

Department of State
Corporate Filings
312 Eighth Avenue North
6th Floor, William R. Snodgrass Tower
Nashville, TN 37243

ARTICLES OF ORGANIZATION (LIMITED LIABILITY COMPANY)

(For use on or after 7/1/2006)

For Office Use Only

The Articles of Organization presented herein are adopted in accordance with the provisions of the Tennessee Revised Limited Liability Company Act.

1. The name of the Limited Liability Company is: HMA Fentress County General Hospital, LLC

   (NOTE: Pursuant to the provisions of TCA §48-249-106, each limited Liability Company name must contain the words "Limited Liability Company" or the abbreviation "LLC" or "L.L.C.")

2. The name and complete address of the Limited Liability Company's initial registered agent and office located in the state of Tennessee is:

   C T Corporation System
   (Name)
   800 S. Gay Street, Suite 2021 | Knoxville | TN 37929
   (Street address) | *(City)* | *(State/Zip Code)*
   Knoxville
   (County)

3. The Limited Liability Company will be: ***(NOTE: PLEASE MARK APPLICABLE BOX)***

   ☐ Member Managed ☒ Manager Managed ☐ Director Managed

4. Number of Members at the date of filing, if more than six (6): one (1).

5. If the document is not to be effective upon filing by the Secretary of State, the delayed effective date and time is: (Not to exceed 90 days)

   Date: Upon Filing, ______ Time: ______

6. The complete address of the Limited Liability Company's principal executive office is:

   5811 Pelican Bay Blvd., Suite 500, Naples, FL 34108-2710
   (Street Address) *(City)* *(State/County/Zip Code)*

7. Period of Duration if not perpetual: Perpetual

8. Other Provisions:

9. THIS COMPANY IS A NONPROFIT LIMITED LIABILITY COMPANY (Check if applicable) ☐

MAY 1, 2009
Signature Date

[Signature]
Signature

Senior Vice President of Sole Member
Signer's Capacity (if other than individual capacity)

Timothy R. Parry
Name (printed or typed)

SS-4270 (Rev. 05/06) Filing Fee: $50 per member (minimum fee = $300, maximum fee = $3,000 RDA 2458

TN043 - 6/30/06 C T System Online